Astoria Financial Corporation Names Patricia M. Nazemetz To Its Board Of Directors

LAKE SUCCESS, N.Y., Dec. 19, 2012 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) (the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), announced today that their Boards of Directors appointed Patricia "Pat" M. Nazemetz, effective January 23, 2013, to serve as a director of both the Company and Astoria Federal.

Ms. Nazemetz, 62, a seasoned executive and board director, is Founder and Principal of NAZ DEC LLC, a talent consultancy specializing in executive succession strategies as well as the design of effective executive transitions. Prior to this, Ms. Nazemetz was Corporate Vice President, Human Resources at Xerox Corporation, responsible for all HR programs and practices. In this role she advised and counseled the CEO and senior management on matters including: Organizational Dynamics; Compensation and Benefits; Learning and Development; Diversity and, Legal and Compliance initiatives. She also served as the Chief Ethics Officer for Xerox. Ms. Nazemetz is currently a member of the Board of Directors of WMS Industries, a NYSE listed company, and chairs its Compensation Committee and is a member of the Nominating & Corporate Governance Committee.

A graduate of Fordham University, Ms. Nazemetz holds a master's degree in Philosophy and bachelor's degree in Mathematics. Pat has been supportive of many organizations and charities. Locally, she serves on the Board of the Catholic Health Services of Long Island, and chairs the Personnel and Benefits Committee and serves as a member of the Compensation and Audit Committees. She is also a member of the Board of Trustees of Fordham University, serving on the Nominating & Corporate Governance Committee and the Mission and Identity Committee. In addition, Pat has also served on the Physician Payment Review Commission by Congressional appointment and was inducted into the YWCA Academy of Women Achievers.

Commenting on Ms. Nazemetz's appointment, Ralph F. Palleschi, Chairman of the Board of the Company and Astoria Federal and Monte N. Redman, a director, President and Chief Executive Officer of both organizations, stated, "We are extremely delighted that Pat will be joining the Boards of both Astoria Financial Corporation and Astoria Federal. Her extensive management background coupled with strong community leadership will serve us well as we execute our business plan and implement strategies to enhance shareholder value."

Astoria Financial Corporation, with assets of $17.0 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $10.5 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and through correspondent relationships covering nine states and the District of Columbia. Astoria Federal also originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the metropolitan area.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com